Exhibit 10.15
                              EMPLOYMENT AGREEMENT


     This Employment Agreement (the "Agreement") is entered into as of October 23, 2000, between OXiGENE Inc., a Delaware corporation ("OXiGENE" or the "Company"), and Mr. Frederick W. Driscoll (the "Executive").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Executive and OXIGENE desire to enter into an employment agreement relating to the position of OXiGENE's President and Managing Director, Finance & Operations, located in Boston, pursuant to which position Executive shall report to Dr. Bjorn Nordenvall, OXiGENE's Chairman Chief Executive Officer.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, OXiGENE and Executive hereby agree as follows:

     1. Employment

     1.1 Executive shall serve in the capacity of President and Managing Director, Finance & Operations, and shall have the duties, responsibilities and authority assigned to Executive by the Board of Directors of OXiGENE ("Board") consistent with such position. Executive shall report directly to OXiGENE's Chairman and Chief Executive Officer.

     1.2 Executive, so long as he is employed hereunder, (i) shall devote his full professional time and attention to the services required of him as an employee of OXiGENE, except as otherwise agreed and except as permitted in accordance with paid vacation time subject to OX1GENE's existing vacation policy and subject to OX1GENE's existing policies pertaining to reasonable periods of absence due to sickness, personal injury or other disability, (ii) shall use his best efforts to promote the interests of OXiGENE, and (iii) shall discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices.

     2. Term

     The term of Executive's employment under this Agreement shall commence as of October 23, 2000, and shall continue until terminated by either party in accordance with Section 6 hereof (the "Employment Term").

     3. Base Salary; Stock Options

     3.1 During the Employment Term, Executive shall receive an annual base salary in the amount of $250,003 (such amount as adjusted, from time to time, the "Base Salary"), payable in twenty four (24) equal installments in accordance with OXiGENE's payroll schedule from time to time in effect. Executive's salary shall be reviewed annually by the Board.

     3.2 OXiGENE shall grant to Executive, subject to approval by the Compensation Committee of the Board, pursuant to the OXiGENE Inc. 1996 Stock Incentive Plan (the "Stock Plan"), an option to purchase 40,000 shares of common stock of OXiGENE, $.01 par value per share. Such option shall have an exercise price equal to the Fair Market Value (as defined in the Stock Plan) on the date of grant of such option, and shall vest and become exercisable after one year of employment. Thereafter, Executive will be a participant of the Stock Plan, and will be eligible to receive an annual grant of an equivalent number of options, which shall contain the customary terms and provisions of options granted generally to key executives under the Stock Plan.

     3.3 Nothing hereunder shall preclude the Board from extending bonuses or other compensation to Executive during the Employment Term at the sole discretion of the Board.

     4. Benefits

     Executive shall be entitled to participate in or receive benefits under any employee benefit plan, arrangement or perquisite generally made available by OXIGENE during the Employment Term to its executives and key management employees. These benefits shall consist of a minimum of paid health and life insurance plans and four (4) weeks vacation.

     5. Business Expenses

     Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by him in performing services hereunder during the Employment Terra; provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by OXiGENE,

     6. Termination

     6.1 OXIGENE may, upon giving Executive six (6) months' written notice, terminate Executive's employment subject to all provisions of this Agreement. Notwithstanding the foregoing, OXiGENE may terminate Executive's employment for Cause (as defined in Section 6.6 hereof) without prior notice.

     6.2 (a) Executive may, upon giving OXIGENE thirty (30) days' notice, terminate Executive's employment hereunder following a material breach of the Agreement by OXiGENE, which breach remains uncured thirty (30) days after written notice thereof is received by OXiGENE (a "Termination with Good Reason"). If Executive has not otherwise materially breached the Agreement, Executive's Termination with Good Reason shall be treated as if his employment was terminated by OXiGENE other than for Cause.

     (b) The Executive may voluntarily resign from employment with the Company upon written notice to the Company specifying the effective date of such resignation, which effective date shall not be less than ninety (90) days from the date of such notice. Upon the effective date of Executive's resignation, the Company shall have no further obligations or liabilities to Executive, except for obligations due to Executive for services rendered prior to the effective date of Executive's resignation, and Executive shall have no further obligations to perform duties as specified in Section 1 of this Agreement.

     6.3A If, following any Change in Control (as such term is defined in the Stock Plan) and prior to expiration of one (1) year from the date of such Change in Control, (1) Executive's employment is terminated by OXiGENE (other than for Cause) or (2) in the event of a Termination with Good Reason, then

     (a) OXiGENE shall provide the following to Executive:

     (i) the Unpaid Salary, as soon as practicable after the Termination Date; plus

     (ii) an amount equal to twelve (12) months of Executive's then current Ease Salary; and

     (b) all stock options, stock appreciation rights, restricted stock, and other incentive compensation granted to the Executive by OXIGENE shall, to the extent vested, remain exercisable in accordance with the terms of the Stock Plan (or prior applicable plan) and the agreement entered pursuant thereto, and the Executive may exercise all such vested options and rights, and shall receive payments and distributions accordingly.

     6.3 If Executive's employment is terminated by OXIGENE other than for Cause (as defined below) or in the event of a Termination with Good Reason, then (a) OXiGENE shall provide the following to Executive:

     (i) as soon as practicable after the effective date of Executive's termination of employment ("Termination Date") a lump sum cash payment equal to the portion of Executive's then current Base Salary accrued to the Termination Date but unpaid as of the Termination Date (the "Unpaid Salary"); plus

     (ii) an amount equal to three (3) months of Executive's then current Base Salary;

     and (b) all stock options, stock appreciation rights, restricted stock, and other incentive compensation granted to the Executive by OXIGENE shall, to the extent vested, remain exercisable in accordance with the terms of the Stock Plan (or prior applicable plan) and the agreement entered pursuant thereto, and the Executive may exercise all such vested options and rights, and shall receive payments and distributions accordingly.

     6.4 Except as otherwise set forth in this Section 6, all obligations of OXIGENE under this Agreement shall cease if, during the Employment Term, OXIGENE terminates Executive for Cause or the Executive resigns his employment other than in a Termination with Good Reason, Upon such termination, Executive shall be entitled to receive in a lump sum cash payment as soon as practicable after the Termination Date an amount equal to the Unpaid Salary.

     6.5 The foregoing payments upon Executive's termination shall constitute the exclusive payments due Executive upon termination from his employment with OXiGENE under this Agreement or otherwise, provided, however, that except as stated above, such payments shall have no effect on any benefits which may be payable to Executive under any plan of OXIGENE which provides benefits after termination of employment.

     6.6 For the purposes of this Agreement, the term "Cause" shall mean any of the following:

     (a) the (i) continued failure by Executive to perform substantially his duties on behalf of OXIGENE if Executive fails to remedy that breach within ten
(10) days of OXiGENE's written notice to Executive of such breach; Or (ii) material breach of any other provision of this Agreement by the Executive, if the Executive falls to remedy that breach within ten (10) days of OXiGENE's written notice to Executive of such breach; or

     (b) any act of fraud, material misrepresentation or material omission, misappropriation, dishonesty, embezzlement or similar conduct against OXiGENE or any affiliate, or conviction of Executive for a felony or any crime involving moral turpitude.

     7. No Solicitation; Confidentiality; Work for Hire

     7.1 For a period of one year after the Termination Date, neither the Executive nor any Executive-Controlled Person (as defined below) will, without the prior written consent of the Board, directly or indirectly solicit for employment, or make an unsolicited recommendation to any other person that it employ or solicit for employment, any person who is or was, at any time during the nine (9) month period prior to the Termination Date, an officer, executive or key employee of OXiGENE or of any affiliate of OXiGENE. As used in this Agreement, the term "Executive-Controlled Person" shall mean any company, partnership, firm or other entity as to which Executive possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, this provision shall not apply to the solicitation of individuals who have, for at least one (1) year prior to the Termination Date, not been employed by OXiGENE.

     7.2 (a) Executive acknowledges that, through his status as President and Managing Director, Finance & Operations of OXiGENE, he has, and will have, possession of important, confidential information and knowledge as to the business of OXiGENE and its affiliates, including, but not limited to, information and knowledge related to drugs and compounds developed or under development by the Company or any of its affiliates, financial results and projections, future plans, the provisions of other important contracts entered into by OXiGENE and its affiliates, possible acquisitions and similar information. Executive agrees that all such information and knowledge constitutes a vital part of the business of OXiGENE and its affiliates and is by its nature trade secrets and confidential information proprietary to OXiGENE and its affiliates (collectively, "Confidential Information"). Executive agrees that he shall not, so long as the Company or any of its affiliates remains in existence, divulge, communicate, furnish Or make accessible (whether orally or in writing or in books, articles or any other medium) to any individual, firm, partnership, corporation or other entity, any knowledge or information with respect to Confidential Information directly or indirectly useful in any aspect of the business of OXiGENE or any of its affiliates. As used in the preceding sentence, "Confidential Information" shall not include any knowledge or information that; (i) is or becomes available to others, other than as a result of a breach by Executive of this Section 7.2; (ii) was available to Executive on a nonconfidential basis prior to its disclosure to Executive through his status as an officer or employee of OXiGENE or any affiliate; (iii) becomes available to Executive on a nonconfidential basis from a third party (other than OXiGENE, any affiliate or any of its or their representatives) who is not bound by any confidentiality obligation to OXiGENE or any affiliate; (iv) was known by the Executive prior to his employment by OXiGENE as evidenced by Executive's pre-existing written records; (v) was not maintained as confidential information by OXiGENE; (vi) is otherwise information generally known or available to others within OXiGENE's industry; or (vii) is information that is legally compelled, by applicable law, to be disclosed by Executive, provided, however, that in such an event Executive shall give prompt notice to OXiGENE of such requirement so that OXiGENE may seek a protective order or other appropriate remedy.

     (b) All memoranda, notes, lists, records and other documents or papers (and all copies thereof), including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of Executive or made available to him relating to the business of OXiGENE or any of its affiliates are and shall be and remain OXiGENE's property and shall be delivered to OXIGENE promptly upon the termination of Executive's employment with OXIGENE or at any other tine on request and such information shall be held confidential by Executive after the termination of his employment with OXiGENE.

     7.3 The Executive grants the Company and each affiliate of the Company, as appropriate, all rights in and to the contributions made by the Executive to any projects or matters on which the Executive worked prior to, or during the Employment Term. The Executive acknowledges that each such matter and the contribution made by the Executive thereto shall constitute a work made for hire within the meaning of the United States copyright law and other applicable laws. The Company reserves all rights with respect to information relating to the Company's products, including, but not limited to, the right to apply for patents.

     7.4 The provisions contained in this Section 7 as to the time periods, scope of activities, persons or entities affected, and territories restricted shall be deemed divisible so that, if any provision contained in this Section 7 is determined to be invalid or unenforceable, such provisions shall be deemed modified so as to be valid and enforceable to the full extent [awfully permitted.

     7.5 Executive agrees that the provisions of this Section 7 are reasonable and necessary for the protection of OXiGENE and that they may not be adequately enforced by an action for damages and that, in the event of a breach thereof by Executive or any Executive-Controlled Person, OXiGENE shall be entitled to apply for and obtain injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of such provision or otherwise to enforce specifically such provisions against such violation, without the necessity of the posting of any bond by OXiGENE. Executive further covenants and agrees that if he shall violate any of his covenants under this Section 7, OXiGENE shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or other benefits that Executive directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation. Such a remedy shall, however, be cumulative and not exclusive and shall be in addition to any injunctive relief or other legal or equitable remedy to which OXiGENE is or may be entitled.

     8. Taxes

     Any amounts payable to the Executive hereunder shall be paid to the Executive subject to all applicable taxes required to be withheld by OXiGENE pursuant to federal, state or local law. The Executive shall be solely responsible for all taxes imposed on the Executive by reason of his receipt of any amounts of compensation or benefits payable hereunder.

     8A. Indemnification

     OXiGENE shall indemnify the Executive for all claims, losses, expenses, costs, obligations, and liabilities of every nature whatsoever incurred by the Executive as a result of the Executive's acts or omissions as an employee of OXiGENE, but excluding from such indemnification any claims, losses, expenses, costs, obligations, or liabilities incurred by the Executive as a result of the Executive's bad faith, willful misconduct or gross negligence.

     8B. Attorney's Fees and Expenses

     OXiGENE and the Executive agree that in the event of litigation arising out of or relating to this Agreement, the prevailing party shall be entitled to reimbursement from the other party of the prevailing party's reasonable attorney fees and expenses.

     9. Amendments

     This Agreement may not be altered, modified Or amended except by a written Instrument signed by each of the parties hereto,

     10. Assignment

     Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party; provicle4, however, that any payments and benefits owed to Executive under this Agreement shall inure to the benefit of his heirs and personal representatives.

     11. Waiver

     Waiver by any party hereto of any breach or default by any other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.

     12. Severability

     In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

     13. Notices

     All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by registered mail, return receipt requested, postage prepaid, addressed as follows:

                  If to Executive, to him as follows:

                  Mr. Frederick W. Driscoll
                  15 Crestwood Road
                  North Reading, MA  01864

                  If to OXiGENE, to it as follows:

                  OXiGENE Inc.
                  321 Arsenal Street
                  Watertown, MA 02472
                  Attention:  Bjorn Nordenvall

     or to such other address or such other person as Executive or OXIGENE shall designate in writing in accordance with this Section 13, except that notices regarding changes in notices shall be effective only upon receipt.

     14. Headings

     Headings to Sections in this Agreement are for the convenience of the parties only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

     15. Governing Law

     This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without reference to the principles of conflict of laws. Each of the parties hereto consents to the jurisdiction of the federal and state courts of the Commonwealth of Massachusetts in connection with any claim or controversy arising out of or connected with this Agreement, and said courts shall be the exclusive forum for the resolution of any such claim or controversy. Service of process in any such proceeding may be made upon each of the parties hereto at the address of such party as determined in accordance with Section 13 of this Agreement, subject to the applicable rules of the court in which such action is brought.

     16. All Other Agreements Superseded

     This Agreement contains the entire agreement between Executive and OXiGENE with respect to all matters relating to Executive's employment with OXiGENE and, as of the date hereof, will supersede and replace any other agreements, written or oral, between the parties relating to the terms or conditions of Executive's employment with OXiGENE, provided, however, that nothing in this Agreement shall amend or affect any options previously granted to Executive pursuant to the Stock Plan,

     IN WITNESS WHEREOF, OXIGENE and Executive have caused this Agreement to be executed as of the date first above written.



                           /s/ Frederick W. Driscoll
                           -------------------------
                               Frederick W. Driscoll


                               OXiGENE Inc.


                           By: /s/ Bjorn Nordenvall
                           ------------------------
                           Name:   Bjorn Nordenvall
                           Title:  Chairman and CEO